Exhibit 23.1








                                                 December 15, 1998



  Board of Directors
  Friede Goldman International Inc.
  525 East Capitol Street, Suite 402
  Jackson, Mississippi 39201

  Gentlemen:

                    We have acted as counsel to Friede Goldman International Inc. (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance of up to 9,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), pursuant to three individual stock option agreements to purchase common stock of the Company.

                    In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

                    Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that such Shares of Common Stock will, when issued in accordance with the terms of the Plan, be legally issued, fully paid and nonassessable.

                    We note that John G. Corlew, a member of this firm, is a director of the Company.

                    We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                WATKINS & EAGER PLLC